Exhibit 12

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                For the Six
                                               Months Ended           For the Year Ended December 31,
                                               June 30, 2002   2001      2000       1999       1998       1997
                                               -----------------------------------------------------------------
Earnings as Defined in regulation S-K (A):

Pre-tax Income from Continuing Operations         $   117    $   324    $   994    $ 1,163    $ 1,006    $   784
Fixed Charges                                         211        463        456        442        436        441
Preferred Securities Dividend Requirements
      of Consolidated Subsidiaries                     (7)       (24)       (46)       (46)       (44)       (44)
AFUDC                                                  --         (2)       (10)        (7)       (12)       (15)
                                               -----------------------------------------------------------------
Total Earnings                                    $   321    $   761    $ 1,394    $ 1,552    $ 1,386    $ 1,166
                                               =================================================================

Fixed Charges as Defined in regulation S-K (B):

Total Interest Expense                            $   203    $   436    $   407    $   394    $   390    $   395
Interest Factor in Rentals                              1          3          3          2          2          2
Preferred Securities Dividend Requirements
      of Consolidated Subsidiaries                      7         24         46         46         44         44
                                               -----------------------------------------------------------------
Total Fixed Charges                               $   211    $   463    $   456    $   442    $   436    $   441
                                               =================================================================

Ratio of Earnings to Fixed Charges                   1.52       1.64       3.06       3.51       3.18       2.64

(A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period (b) the actual amount of any preferred securities dividend requirements of majority-owned subsidiaries.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (including interest on the securitized debt) (b) amortization of debt discount, premium and expense, (c) an estimate of interest implicit in rentals, and (d) preferred securities dividend requirements of majority-owned subsidiaries.